EXHIBIT 5.1
  September 8, 2006
Board of Directors
ABM Industries Incorporated
160 Pacific Avenue, Suite 222
San Francisco, California 94111

Re:	ABM Industries Incorporated Registration Statement
on Form S-8/ 2006 Equity Incentive Plan
Ladies and Gentlemen:
     I am rendering this opinion in connection with the proposed issuance pursuant to the ABM Industries Incorporated 2006 Equity Incentive Plan (the “Plan”), of up to 2,500,000 shares of common stock, $0.01 par value (“Common Stock”) of ABM Industries Incorporated, a Delaware corporation (the “Company”), as well as 270,000 shares being transferred from the Registration Statement for the Company’s 1996 Price-Vested Performance Stock Option Plan, 2,080,963 shares being transferred from the Registration Statement for the Company’s 2002 Price-Vested Performance Stock Option Plan and 278,302 shares from the Registration Statement for the Company’s Time-Vested Incentive Stock Option Plan (collectively, the “Shares”).
     I have examined instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion, and I am of the opinion that the Shares are duly authorized shares of Common Stock and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8. In giving such consent, I do not consider that I am an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Very truly yours,
/s/ Linda S. Auwers
Linda S. Auwers
Senior Vice President, General Counsel
And Corporate Secretary